Filed pursuant to Rule 433 Registration Statement Nos. 333-202913 and 333-180300-03 FINANCIAL PRODUCTS FACT SHEET K797

Market-Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® due October 5, 2018

Fact Sheet to Preliminary Pricing Supplement No.K797 dated March 6, 2017

Summary of terms		Investment description
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch

•     Linked to the EURO STOXX 50®

•    Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level.
The payment at stated maturity will reflect the following terms:

o  If the ending level is greater than the starting level:

You will receive the original offering price plus 200% participation in the upside performance of the Index, subject to a maximum total return at stated maturity of 16% to 20% (to be determined on the pricing date) over the original offering price

o  If the ending level is equal to or less than the starting level but equal to or greater than the threshold level:

You will be repaid the original offering price

o  If the ending level is less than the threshold level:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index beyond the threshold level

•     Investors may lose up to 90% of the original offering price

•     All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•     No periodic interest payments or dividends

•     No exchange listing; designed to be held to maturity

* To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity may also be changed at our discretion to ensure that the term of the securities remains the same.

Credit Suisse currently estimates the value of each $1,000 original offering price of the securities on the pricing date will be between $940 and $960 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet, “Selected Risk Considerations” in the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

Agent	Wells Fargo Securities, LLC
Term	Approximately 18 months
Market Measure	EURO STOXX 50® Index (the “Index”)
Pricing Date	March 31, 2017*
Issue Date	April 5, 2017*
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Stated Maturity	See “How the redemption amount is calculated” on page 4
Stated Maturity	October 5, 2018*
Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the calculation day
Capped Value	116% to 120% of the original offering price per security ($1,160 to $1,200 per security), to be determined on the pricing date
Threshold Level	90% of the starting level
Participation Rate	200%
Calculation Day	September 28, 2018*
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $28.00 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.
CUSIP	22548QX59

This fact sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the securities

For purposes of the securities offered by the accompanying preliminary pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in such preliminary pricing supplement, as set forth in the table below:

Product Supplement Term	Preliminary Pricing Supplement Term
Reference index	Index
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Initial level	Starting level
Final level	Ending level
Knock-in level	Threshold level

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Receive Less Than The Original Offering Price Of Your Securities At Stated Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Probability That The Ending Level Will Be Less Than The Threshold Level Will Depend On The Volatility Of The Index.

•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Historical Performance Of The Index Is Not Indicative Of Future Performance.

•	Changes To The Index Could Adversely Affect The Securities.

•	We And Our Affiliates Generally Do Not Have Any Affiliation With The Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure of Information.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Index.

•	The Closing Level of the EURO STOXX 50® Index Will Not Be Adjusted For Changes In Exchange Rates Relative To The U.S. Dollar Even Though The Equity Securities Included In The EURO STOXX 50® Index Are Traded In A Foreign Currency and the Securities Are Denominated In U.S. Dollars.

•	Risks Associated With Investments In Securities Linked To The Performance of Foreign Equity Securities.

•	The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•	The Interest Rate Used In Structuring The Securities May Adversely Affect The Economic Terms Of The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	Credit Suisse Is Subject To Swiss Regulation.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	No Ownership Rights Relating To The Index.

•	No Dividend Payments Or Voting Rights.

•	The U.S. Federal Income Tax Consequences Of The Securities Are Not Certain.

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Hypothetical returns

Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical rate of return
75.00%	$1,180.00	18.00%
50.00%	$1,180.00	18.00%
40.00%	$1,180.00	18.00%
30.00%	$1,180.00	18.00%
20.00%	$1,180.00	18.00%
9.00%	$1,180.00	18.00%
5.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-11.00%	$990.00	-1.00%
-15.00%	$950.00	-5.00%
-20.00%	$900.00	-10.00%
-25.00%	$850.00	-15.00%
-50.00%	$600.00	-40.00%
-75.00%	$350.00	-65.00%
-100.00%	$100.00	-90.00%

Assumes a hypothetical capped value of 118.00%, or $1,180.00 per security (the midpoint of the specified range of the capped value). Each security has an original offering price of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting rates of return will depend on the actual starting level, ending level and capped value.

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 118.00% or $1,180.00 per security (the midpoint of the specified range for the capped value), a participation rate of 200% and a threshold level equal to 90% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual capped value and whether you hold your securities to maturity.

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How the redemption amount is calculated

The redemption amount payable at stated maturity will be determined as follows:

•	If the ending level is greater than the starting level, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

(ii)	the capped value

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the redemption amount will be equal to $1,000

•	If the ending level is less than the threshold level, the redemption amount will be equal to $1,000 minus

If the ending level is less than the threshold level, you will receive less than the original offering price of your securities at stated maturity, and you may lose 90% of your investment.

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Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated March 1, 2017, Underlying Supplement dated December 2, 2016, Product Supplement No. I dated May 4, 2015, Prospectus Supplement and Prospectus dated May 4, 2015, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317002219/dp73615_424b2-k797.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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